SEC 1473 (02-02)
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
1935 or
               Section 30(f) of the Investment Company Act of
1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Hopson                     William      W.
- ------------------------------------------------------------------------------
   (Last)                      (First) (Middle)

     c/o Alpha Hospitality Corporation, 707 Skokie Boulevard,
Suite 600
- --------------------------------------------------------------------
                                    (Street)

   Northbrook,                 IL             60062
- ----------------------------------------------------------------------
   (City)                  (State)                (Zip)
_______________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     03/12/2002
_____________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity
(Voluntary)

_____________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Alpha Hospitality Corporation ("ALHY")
______________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other
(specify below)

_____________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

_____________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                  3. Ownership     4. Nature of
Form                   2. Amount of Securities       Direct (D) or    Indirect
1. Title of Security      Beneficially Owned         Indirect (I)     Beneficial Ownership
   (Instr. 4)              (Instr. 4)                 (Instr. 5)      (Instr. 4)
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  NONE
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
5(b)(v).

                                                                         (Over)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                         5. Owner-
                                            3. Title and Amount of Securities           ship
                                            Underlying Derivative Security              Form of
                        2. Date Exercisable (Instr. 4)                                  Derivative
                        and Expiration Date ------------------------        4. Conver-  Security:
                         (Month/Day/Year)            Amount                 sion or     Direct         6. Nature of
                          ---------------            of                     Exercise    (D) or         Indirect
                         Date     Expira-            Number                 Price of    Indirect       Beneficial
1. Title of Derivative   Exer-      tion             of                     Derivative  (I)            Ownership
   Security (Instr. 4)   cisable    Date    Title    Shares                 Security    (Instr. 5)     (Instr. 5)
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
NONE
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

================================================================================


Explanation of Responses:



/s/ William W. Hopson                                           6/12/02
- ---------------------------------------------                 ------------
-  **Signature of Reporting Person                                 Date
        Name: William W. Hopson

**   Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.